Exhibit 99.1

Allied Nevada Gold Corp. 9790 Gateway Drive Suite 200 Reno, NV 89521 USA	NEWS RELEASE

Allied Nevada: Drilling at Hasbrouck Returns 75 Meters Grading 1.53 g/t Gold Equivalent1

December 14, 2010 – Reno, Nevada – Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-A: ANV) is pleased to provide the results of recent drilling at its wholly owned Hasbrouck Mountain property, located 5 miles south of Tonopah, Nevada. Highlights from this drilling include 75 meters grading 1.53 g/t AuEq (1.05 g/t Au2 and 27.4 g/t Ag), 50 meters grading 2.2 g/t AuEq (2.03 g/t Au and 9.7 g/t Ag) and 55 meters grading 1.03 g/t AuEq (0.69 g/t Au and 19.7 g/t Ag).

“We recommenced drilling at Hasbrouck in September following the encouraging results of the first phase of drilling in early 2010. We now have two core drills on site with a goal of completing a year end resource calculation, expected to be issued in February of 2011,” commented Dave Flint, Vice President, Exploration for Allied Nevada. “Management is working to drive Hasbrouck forward with a preliminary economic assessment in early 2011 as we continue to advance properties in our project pipeline.”

The Company began drilling on Hasbrouck in early 2010 with a three core hole program. As a result of the successful outcome of that initial program, the Company commenced a 14-hole exploration campaign with a goal of confirming historical drill results, providing additional data for a resource update and ongoing metallurgical studies. To date, 8 holes of this planned 14-hole phase have been completed totaling 1,375 meters of drilling. Assays from four holes are pending. The highlighted intervals in the holes noted above exceed average gold and silver grades of the current resource and hole HSB10-011 ended in mineralization. Detailed mapping and systematic surface sampling have allowed the Company to reinterpret the controls to mineralization opening up opportunities for potential resource expansion. Initial step-out drilling appears to confirm the new interpretation.

The Hasbrouck Mountain project is an advanced stage exploration project where, historically, 151 holes totaling 22,433 meters have been drilled on the property by various predecessors including Cordex and Newmont. All historical drilling on the property was completed using conventional rotary and reverse circulation technology. The property hosts an indicated mineral resource of 18.4 million tonnes at an average grade of 0.79 g/t Au and 10.97 g/t Ag for 459,000 contained ounces of gold and 6.5 million contained ounces of silver, as reported in the NI 43-101 compliant technical report dated August 14, 2006, and filed on SEDAR.

Hasbrouck mineralization was deposited by an epithermal hot-spring system and is accompanied by pervasive silicification, with associated adularia and pyrite. The property is located approximately 50 miles south of the Round Mountain open pit mine, a joint venture between Kinross Gold and Barrick Gold.

The following table includes significant intercepts encountered at Hasbrouck:

				GRADE
	FROM	TO	INTERVAL	Au	Ag	AuEq
	meters	meters	meters	g/t	g/t	g/t
HSB10-006	310	340	30	0.81	23	1.22
and	500	550	50	2.03	9.7	2.20
HSB10-010	185	260	75	1.05	27.4	1.53
HSB10-011	265	325	60	0.53	20.3	0.88
and	390	447	55	0.69	19.7	1.03

[1]	Gold equivalent grades were calculated using a gold price of $800 and silver price of $14 for a silver to gold equivalent conversion factor of 57.14 to 1.
[2]	g/t Au = grams per tonne gold; g/t Ag = grams per tonne silver; g/t AuEq = grams per tonne gold equivalent

Allied Nevada maintains a strict quality control program at all of its projects. Drill samples are picked up on site and validated by Allied Nevada and Scott E. Wilson Consulting, Inc. geologists to be shipped to ALS Chemex’s assaying laboratories in Reno, Nevada. Gold and silver analyses are conducted on 1-assay ton prepped samples with gold and silver determined using industry standard fire assay methods and gravimetric finish.

Mr. Scott E. Wilson, AIPG Certified Professional Geologist #10965, is Allied Nevada’s Independent Qualified Person as defined under National Instrument 43-101. The technical information contained in this press release has been prepared under his supervision.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the results and indications of exploration drilling currently underway at Hasbrouck; the potential for confirming, upgrading and expanding gold and silver mineralized material at Hasbrouck; resource estimates; estimates of gold and silver grades; our planned exploration program 2010 and the expected benefits therefrom; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

The technical contents of this news release have been prepared under the supervision of Scott Wilson of Scott E. Wilson Mining, an independent consultant for Allied Nevada, who is a Qualified Person as defined by National Instrument 43-101. For further information regarding the quality assurance program and the quality control measures applied, as well as other relevant technical information, please see the Hasbrouck NI 43-101 Technical Report dated August 14, 2006 and filed with SEDAR at www.sedar.com.

For further information on Allied Nevada, please contact:

Scott Caldwell President & CEO (775) 358-4455	Tracey Thom Vice President, Investor Relations (416) 409-6007

or visit the Allied Nevada website at www.alliednevada.com.

Hasbrouck: Phase II Drilling Update	2